Exhibit 2.42

This Addendum No. 3 (hereinafter the "Addendum"), is made on March 3, 20l5.

BETWEEN:

(1)   NEWLEAD HOLDINGS LTD., a corporation incorporated under the laws of the Islands of Bermuda having its registered office at Canon's Court, 22 Victoria Street, Hamilton HM 12, Bermuda (hereinafter called the "Company");

-and-

(2)                                                                                                                                             RAY CAPITAL INC., a corporation established in the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands (hereinafter called the “Ray”).

(Jointly the Parties, singly the Party)

Terms used, but not otherwise defined, in this Addendum have the same meaning as those in the Note.

RECITALS

WHEREAS, pursuant to an Unsecured Convertible Note dated 27th December 2013 as amended by Addenda1 and 2 on 28th December 2013, (the “Note”), issued to Ray pursuant to an Exchange Agreement dated December 27th, 2013 between the Company and Tiger Capital Partners Ltd. of the BVI, (hereinafter called as the same is hereby and as the same may from time to time be further amended, supplemented or varied, the “Agreement” ad together with the Note, the “Security Documents”), the Company promises to pay to Ray the principal amount of USD 6,000,000 (United States Dollars six million) under the terms and conditions set forth therein.

WHEREAS, in consideration of the payment of the Note a First Preferred Liberian Mortgage m.v. “NEWLEAD CASTELLANO" has been issued between NEWLEAD CASTELLANO LTD and Ray dated 16 October 2014 (the “Mortgage”) pursuant to which "Events of Default" shall mean any events or circumstances set out in the clause 4 of the Note,

WHEREAS, pursuant to Addendum No. 1 to the Note dated December 28th 2013 (the “Addendum No.1”) the Maturity Date of the Note was extended to December 27th 2014.

WHEREAS, under Clause 1(a)(i) the Company shall pay US$6,000,000 (United States Dollars six million) by issuance of its common shares, par value $0.01 (the “Common Stock”) at the Stock Price as defined in the Note, as this was amended by Addendum No. 2 dated December 28th 2013 clause (l).

WHEREAS, under the Note the Company shall at all times reserve and keep available out of its authorised but unissued shares of capital stock, solely for the purpose of effecting the conversion of the Note, fifty times the number of Common shares that is actually issuable upon such conversion.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration (receipt and sufficiency of which is hereby acknowledged) the Parties do hereby agree as follows;

(a) To waive the Company’s obligation to reserve and keep available fifty times the number of Common shares that are issuable upon conversion of the Note, such waiver being effective as from the date of execution of the Note.

(b) That the Company, as from the date hereof, shall at its discretion reserve, but always keep available out of its authorized but unissued shares of capital stock, such shares of Common Stock as shall from time to time be sufficient to effect the conversion of this Note.

(c) The Maturity Date of the Note is extended from the Maturity Date provided for in the Addendum No. 1 it being December 27th, 2015 (hereinafter the “Maturity Date”).

(d) That the Company agrees that any amount of the Note, including the Principal and any accrued interest thereon and any True up Amount or any other amount thereof, remaining unpaid on the Maturity Date shall become due and payable in cash by the Company without any other notice or demand of any kind or any presentment or protest by the Holder. Failure to pay any amounts pursuant to this clause shall constitute an Event of Default under clause 4 of the Note as this has been amended by Addendum No. 1and Addendum No 2 and is further amended hereby or may be amended.

(e) That, as of the date hereof, at an Event of Default pursuant to clause 4 of the Note the entire unpaid principal and accrued interest of the Note or any True-up Amounts shall become and be immediately due and payable in cash without any other notice or demand of any kind or any presentment or protest, if any of the events under this clause 4 occur and be continuing at the time of such demand.

(f) That the Holder agrees and warrants that it shall sell up to twenty percent (20%) of the Monthly Dollar Volume (as defined herein below) of the Company’s Common Stock per month. “Monthly Dollar Volume'' means a dollar amount of the Company’s Common Stock which is traded in the US public markets in the relevant month in which it is calculated (not including the amount of any shares of the Company’s Common Stock traded by the Holder).

(g) All other provisions of the Note shall remain in full force and effect.

This Addendum shall be governed by and construed by and interpreted in accordance with the internal laws of the state of New York.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the Parties have hereunto set their hands and affixed their seals as of the day and year first above written.

NEWLEAD HOLDINGS LTD.

By: ____________________________
Name: Michail S. Zolotas
Title: CEO/ Chairman

RAY CAPITAL INC

By: ____________________________
Name: DIMITRIOS STAVRIANOS
Title: ATTORNEY